Exhibit 99.2

CITY NATIONAL CORPORATION

First-Quarter 2003 Financial Results

Conference Call

April 15, 2003

Operator:                                                                      Good afternoon, ladies and gentlemen.  My name is (Matthew).  And I will be your conference facilitator today.

At this time, I would like to welcome everyone to this conference call discussion of City National Corporation’s First Quarter Financial Results.  All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks, there will be a question and answer period for analysts and investors.  If you would like to ask a question during that time, simply press star, then 1 on your telephone keypad.  And you will be placed into queue.  If you would like to withdraw your question, press the pound key.  We will ask each questioner to limit the number of his or her questions to one, plus one follow-up question.

As a reminder, this call is being recorded and will be available shortly after it is completed, on City National’s Web site at www.cnb.com.  I would now like to turn the call over to Mr. Cary Walker, Senior Vice President and Manager of Corporate Public Relations for City National.

Cary Walker:                                                   Thank you.  And good afternoon.  Here to discuss City National’s highlights for the first quarter of 2003 are Chief Executive Officer, Russell Goldsmith, and Chief Financial Officer, Frank Pekny.

This call will include comments and forward-looking statements based on current plans, expectations, events and financial industry trends that may affect the Company’s future operating results and financial position.  Such statements involve risks and uncertainties.  And future activities and results may differ materially from these expectations.

The speakers on this call claim the protection of the safe harbor provisions contained in the Securities Litigation Reform Act of 1955.  For a more complete discussion of the risks and uncertainties that may cause actual results to differ materially from expected results, see the Company’s Annual Report on Form 10K for 2002.  More detail on this matter will be read at the end of the call.

An earnings release outlining City National Corporation’s first quarter financial results was issued this afternoon.  If you’ve not received a copy of the news release, you can do so by visiting our Web site at www.cnb.com.  After comments by management today, we’ll open up your call to questions.  And now I’ll turn the call over to our CEO, Russell Goldsmith.

Russell Goldsmith:                     Thank you, Cary.  Good afternoon, everyone.  And thank you for joining today’s discussion of City National Corporation’s first quarter results.

As you’ve probably seen, this afternoon we reported net income for the quarter of $43.7 million, or 87 cents per share.  This compares with $44.2 million, or the same 87 cents per share for the first quarter of 2002.  There were slightly fewer shares outstanding this year than last.

We posted good, solid revenue growth of 6% over the first quarter of 2002.  Loans, deposits and non-interest income all grew over the same period last year.  And I’m pleased to say our assets for the very first time exceeded $12 billion at the end of the quarter.  We continued to add new top tier private and business clients and to deepen and retain relationships with the clients that we have.

Non-interest income is also on the rise, both in the aggregate and as a percentage of our company’s total revenue.  Productivity remained strong and costs continue to be under control.

Even though we missed consensus estimates by a couple of cents, City National performed reasonably well, in light of some challenging economic and geopolitical conditions that clearly affected business confidence and loan demand in the first quarter.

The primary reason why our earnings did not grow more dynamically, I believe, was the weak demand for borrowing, influenced to a degree by our commitment to quality lending.  The economy, which had been growing slowly as we began the first quarter, was buffeted, as I think everyone knows, by the greater uncertainty in the country that occurred about midway through the first quarter, as our country prepared for the war in Iraq, dealt with Code Orange, and a whole range of things, including economic conditions, that caused a slower economic growth rate.

Prudent business people respond to those things.  And in this quarter, we saw a number of companies and individuals react by postponing decisions to spend, invest, travel or borrow.  Others that were already in neutral over - a position they attained over the last year or two — found no reason to step forward certainly in this quarter.

As a result, our overall average loans were flat quarter to trailing quarter, not withstanding the fact that we’d had increases in single family mortgages and construction lending, and on a positive note, decreases in our syndicated loan portfolio.

As a private and business bank in this environment, we believe we are doing the right things to manage prudently for City National’s long-term success.  We are growing deposits.  We are growing non-interest income.  We are growing loans.  And we are pursuing new loans, but doing so selectively as warranted by business conditions.

Non-accrual loans are up from the first and fourth quarters of last year.  And it’s worth noting that about 2/3 of them are from our Northern California portfolio, which is relatively new to this bank, and our declining book of purchased syndicated loans, including media and telecom, which we’ve been working our way out of for almost four years.  The remaining 1/3 comes from the balance of our loan portfolio.

I should point out that in the commercial real estate and construction loans portfolio, which is about $2.6 billion, only $8.4 million of the non-accrual comes out of that $2.6 billion portfolio.  And as some have wondered, there were no new credits out of that real estate portfolio that went into non-accrual in the quarter.

At the end of the first quarter, City National remains very well reserved at 2.16% of total loans.  And I would ask you to remember that just under 1/4 of our $8 billion loan portfolios in very strong single-family mortgages.  And yet the 2.16% relates to the entire portfolio.

What’s more, we continue to take appropriate steps to manage our loan portfolio conservatively.  I alluded to our long-term plan in place for a period of four years now that has almost completely eliminated our exposure to non-relationship syndicated lending and our media and telecom portfolio.  We have done this with an eye on the long term to minimize losses and work our way through this portfolio.  And today it is less than 1% of our total loans.

In addition to applying rigorous standards to the loans that we underwrite, our Chief Credit Officer, Chris Warmuth, who joined us less than a year ago, continues to look carefully at our entire portfolio, enhancing a detailed review process that began over a year ago.  I can assure you that as a company, we are very focused.  And we place great emphasis on the strength and quality of our balance sheet and our loan portfolio.

We continue, as we have for many years, to manage this company to build long-term shareholder value.  And that’s why we also continue to make carefully targeted investments for long-term growth in this company and for shareholders.

In recent months, for example, we have consolidated our position in the San Francisco Bay area, still the 24th largest economy in the world, following our acquisition of Civic Bank, which was just one year ago.  We have added some new people and a new regional center there in Walnut Creek.

We’ve opened our first private banking office in New York City just in December of last year and have hired a number of seasoned and highly respected bankers and wealth management specialists.

Even with all of that, we have managed to add only six more colleagues in the aggregate to our payroll today versus one year ago.  We have a strong commitment to cost containment and careful personnel management.

Two other recent developments underscored City National’s continuing commitment to growth, pursuant to well-established longstanding strategies.  One was the acquisition of Convergent Capital Management, which closed on April 1, and nearly doubles our managed investment assets to just under $14 billion.  Assets under management or administration now total just under $26 billion.

Thanks to the purchase of Convergent Capital, we expect non-interest income this year to grow dynamically by 18 to 21%, which would roughly double the forecast we made just three months ago.  Obviously, non-interest expense will also increase as we bring that organization into City National.

During the first quarter, we also completed the sale of $225 million in senior notes.  The net proceeds were earmarked for general corporate purposes, including a portion of that to finance the acquisition of Convergent, as well as giving us capital for possible future acquisitions, our ongoing stock repurchase program, and debt repayment.  We felt this was a prudent point in the cycle to lock up these funds at attractive rates for the next 10 years.

Let me conclude this part of the call by saying that we’re looking forward with a good deal of confidence to the future, in spite of challenges that this country faces, this economy faces, and this company faces in the year ahead.

Year after year, City National has demonstrated an ability to attract and retain outstanding clients.  We continue to secure and retain them, both from large banks that can’t match our personal service, and from small banks that don’t offer our broad array of products and capabilities and people.

This strategy has served City National well for nearly 50 years.  And we continue to increase the number of our private and business bank clients, even though at this point, many are currently not borrowing at the higher levels that we would have anticipated in a more robust economy with a higher level of business confidence.

We combine an attractive client base with a proven business model, strong capabilities, and a compelling value proposition, I think best demonstrated, if you look at the numbers in the release, by a 26% increase in average core deposits year-over-year to $8.3 billion, which is 89% of our total deposit base.

Also extremely important to the success of this company is the fact that City National has a highly skilled and seasoned team of colleagues.  And we keep improving that team, as well.

In each of our markets, from Southern California to the San Francisco Bay area, and now even in New York City, we continue to have great opportunities and success as California’s premier private and business bank.

I appreciate you participating in this call this afternoon.  And now the moment you’re all been waiting for - our Chief Financial Officer, Frank Pekny, will give you some more details on the first quarter’s financial highlights.  Mr. Pekny.

Frank Pekny:                                                   Thank you, Russell, and welcome and good afternoon to everyone.  As Russell noted, the story in the first quarter was weak loan demand, which combined with our higher deposit levels and lower reinvestment rate, both for loans and investment securities, put pressure on our net interest income, as well as our net interest margin.

Net interest income grew 5% over the first quarter of 2002, but was down slightly from the fourth quarter.  Two fewer days in the first quarter, as compared with the fourth, accounted for most of that decline.  Average loans increased 7% from a year ago, with Civic accounting for about 2% of this increase.

Important to note that all four loan categories contributed to the growth, with real estate mortgage increasing 11% and real estate construction rising 9% over a year ago.

I mentioned this last quarter, but it bears repeating - that about 90% of our construction loan portfolio continues to be made to clients in Southern California, where we continue to enjoy a stronger economy than we see elsewhere.

Overall loan demand started the year of 2003 upward.  However, it slowed down in the weeks leading up to the military conflict in Iraq and then actually declined as the war progressed.  As a result, first quarter loan balances were level with the preceding quarter.

In addition to softening demand from our borrowers, average first quarter loan balances were affected by several large pay-downs, the continuing results of our efforts to reduce our exposure to purchased syndicated lending, and to a lesser degree, obviously, charge-offs.

On the other side of our balance sheet, as Russell has pointed out, we continue to enjoy sound deposit growth.  This continuing growth, coupled with the softening loan demand, as I mentioned earlier, prompted us to invest more of our excess funds in lower yielding shorter-term securities, to the tune of about $300 million.

We invest primarily in 15-year mortgage-backed securities with an expected duration of three to five years.  As you can see, we’re staying short.  And this is costing us in the near term, but should pay us dividends as rates increase.

I would also point out that we had consciously decided not to use our unrealized gain on our securities portfolio to make up for the shortfall in earnings.  The unrealized gain, as pointed out in our release, approximates to about $53.5 million at March 31.  We believe that this would be very shortsighted and likewise put additional pressure on reinvesting those funds.

In light of what was happening this quarter, we took the time to reevaluate our rates that we pay on deposits and adjusted some of those rates down even further.  Notwithstanding these efforts, the Company’s net interest margin fell 27 basis points to 5.07% from the first quarter of last year, and an additional 10 basis points between this quarter and the last quarter of last year, partially reflecting the full quarter’s effect of the November reduction in interest rates.

The addition of the $225 million that Russell mentioned - while it’s the right strategy longer term and it was clearly done in an opportunistic time from a rate standpoint, also added slightly to this downward pressure.

Turning to non-interest income, you know that this is one and has been one of our strategic priorities for some time.  At the end of the first quarter, non-interest income was 23% of our total revenues.  The 8% increase that we reported this quarter over last year reflected our particular emphasis on the growth of trust and investment fee revenues, as well as from international.

You’ll notice that managed assets are down from year to year and the first quarter of 2002.  But you should note that this is primarily because of the declining money market account balances.  That’s not unusual, especially given the exceptionally low rates being paid on these balances compared to the earnings credit available in the bank.  We do see, however, the core deposit levels in the bank increasing, as you would expect from this phenomenon.

Excluding the money market accounts, wholly managed assets are down 5% from a year ago, as compared to the stock market, which has declined by more than 23% during the same period.  That same business, managed assets, has held steady this quarter compared to the fourth quarter of last year, as new sales and sound relative investment performance helped offset the decline of about 4%.

Fees for international services grew 14% from the first quarter of 2002, thanks to higher revenue from foreign exchange services, as well as standby letters of credit.  As expected, we did see concern over global events negatively affect results this quarter.  We are confident that import and export activity will return to more normal levels soon and that fee income growth in this area will rebound.

As Russell pointed out, economic conditions continue to test credit quality.  Non-performing assets as a percentage of total loans in ORE are on the rise and reached 128 basis points.  But charge-offs held steady at approximately 64 basis points, as compared with the trailing quarter on an annualized basis.

The growth in non-accrual loans since last quarter was primarily reflected in credits for Northern California, to a lesser extent, in our purchased syndicated portfolio, with less than 20% of the growth coming from the remainder of our loan portfolio.

We strengthened our allowance for credit losses to 2.16%, which gives us an allowance of approximately $169.5 million.  We did reevaluate credit provisions for the year and believe the slightly tighter range of $65 million to $75 million remains reasonable at this time.

As Russell has also indicated, we continue to lower exposure in certain higher risk loan categories.  Our purchased syndicated media and telecom portfolio is 30% smaller today, one quarter after the end of 2002.  That’s a dramatic improvement.  And the Company’s book of purchased syndicated loans in total is down more than 90% from 1999.

All in all, these higher risk loans are at a very manageable level of about only 1% of our $8 billion loan portfolio.  On the whole, we believe that our loan portfolio, while it clearly contains some credits that demonstrate weakness, remains well balanced, diversified and of good quality over the longer term.

I also want to add a word about expenses.  They were up 9% from the first quarter a year ago, but down 3% from the fourth quarter of 2002.  You will recall that fourth quarter expenses were driven higher than usual, because of some successful collection effort activities, the establishment of our New York private banking office, and the improvement of several facilities and technology systems.

This quarter reflects, however, the usual seasonal items as the slightly higher salaries for officers, taxes on bonuses, and (FICA) kicking back in as compared to last quarter.

I’ll repeat what Russell said.  We remain very committed to expense control.  But we also need to be vigilant for those opportunities where we can invest wisely to preserve our client service and improve our delivery capabilities.

Russell mentioned the fact that we only increased six staff colleagues, from 2244 to 2250, over a year’s period of time.  And this is again - should be an example of our efforts to contain expenses.

Turning to the format of the press release for just a second.  You’ve obviously noticed that we made some changes to the format, in hopes of facilitating your analysis of our results.  Among other things, we have consolidated our guidance into one paragraph.  Please note that we have updated our guidance to reflect current economic and geopolitical conditions, which we are viewing at this time.

We’re also taking into account the April 1 acquisition of Convergent Capital Management, which we expect, as you well know, is going to increase both fee revenue and expenses.

We now expect net income per diluted common share for 2003 to be approximately 5 to 8% higher than net income per diluted share for 2002.  Our lower EPS guidance primarily reflects the lower loan growth that we are currently experiencing.  However, our revised EPS guidance still appears to be within the range of consensus growth expectations for our peer banks.

With that, I’d like to turn it back to Russell for additional comments.

Russell Goldsmith:                     Thank you, Frank.  Let me just emphasize the point Frank just made - that the adjustments we’ve made to our guidance is based on conditions that exist right now, not based on what economists expect the economy to do, not based on the assumption that the economy will pick up.  Personally, I hope and believe that we are being conservative, but believe that this approach is the right thing to do at this time.

I would also point out that after eight years of double-digit growth in net income at City National, it’s unusual for us to be growing net income as modestly as we are.  However, in an economy like this, and with business confidence, spending, and psychology as it was in the first quarter, it is prudent and responsible to see and manage our company’s performance in a way that results in earnings and loan growth slowing down.

As the broader conditions of the economy and business psychology improve, as I’m confident they will, our business should resume a more dynamic pattern of growth.  City National continues to build for the long term, making selected investments in what we believe are growing markets with real competitive opportunities for us.  And in the process, we are solidifying our position and our opportunity as California’s premier private and business bank.

With that said, and with the release in front of you, I would like to think Frank and I have anticipated and answered all your questions.  But I know that this is an intelligent and interested and knowledgeable group.  So we will be here for the next 35 minutes to take your questions.  So if the operator would queue them up, we’re ready to get started with the questions.

Operator:                                                                      At this time, I would like to invite questions from analysts and investors.  We’re asking each participant to limit the number of his or her questions to one, plus one follow-up question if necessary.  And your first question comes from (Adam Barkstrom) with Legg Mason.

(Adam Barkstrom):                    Hey, guys.  Good afternoon.  Hey, a couple things - I was curious if you could give us more insight in the increase in NPA’s, more particularly the increase really in the core portfolio NPA, where you kind of see that number going forward.  And then secondly, you mentioned the aircraft lessor portfolio - lease portfolio - wonder if you could give us some more detail on that - size, et cetera.

Russell Goldsmith:                     Okay, thanks, (Adam).

Frank Pekny:                                                   And thanks for sticking around for the call.  The NPA question that you referred to - the increase this particular quarter in NPA’s, as we’ve explained - we’ve sort of taken it apart in three different pieces.  The biggest increase in the NPA’s for this quarter came from our Northern California loan clients.  And that increase is up about 46%.

The leveraged portfolio had a modest increase of about $10.7 million in NPA’s.  And the remainder of the portfolio is up about $4.5 million.  So as you can see, the impact is clearly being felt in Northern California, where their economy, as I think it’s no surprise to anyone, is under stress and continues to look for positive signs.

With regard to the aircraft portfolio, in the 10K, we disclosed the balance of credits there.  We have seen no change in the…

(Adam Barkstrom):                    What was that balance?  I’m sorry, I missed it.  What was the balance?

Frank Pekny:                                                   The balance was approximately $120 million.

(Adam Barkstrom):                    Thank you.

Frank Pekny:                                                   We’ve seen no change in outstanding loans to aircraft secured lending between the first quarter and the fourth quarter.  And we did identify a loan that was in the problem loan list of about $12.5 million.  And that loan did not go on non-accrual.

We are continuing to monitor that portfolio very carefully.  And I think it’s important to note, as we all know, that the loans to those particular - in that particular sector are likewise under a fair amount of stress.  And the good news is that we’re continuing to work with the borrowers and we’re also working with the guarantor that - who supports partially those credits.  And we will continue to, I hope - I have no reason we won’t - we’ll continue to work together to manage through that particular portfolio.

(Adam Barkstrom):                    If I’m allowed one follow-up - the Northern California portfolio is up 46% - if you care to highlight any details - I mean, any specific in that portfolio that - you’ve got a wide (unintelligible) commercial real estate.

Frank Pekny:                                                   No, as I mentioned - I think Russell mentioned in his comments, (Adam), that there were no new increases in commercial real estate in any of our portfolio for this particular quarter.

But if you take a look at the breakdown of the loans that are on non-accrual in Northern California, it does, as you suspected - it covers a range of things.  There are some borrowers that are in the construction business for roadway and there is - there are contract or painting contractors.  There’s a steel broker.  It really is a wide variety.

(Adam Barkstrom):                    Okay, thanks.

Russell Goldsmith:                     No, thank you, (Adam).  One of the things that people have wondered and we’ve tried to point out is that there isn’t really any technology directly related in that portfolio.  I think you’re just seeing some of the complexities of an economy that has been on a downward slope for quite awhile, starting to wear down - a mixture of clients.

(Adam Barkstrom):                    Thank you.

Operator:                                                                      Your next question comes from (Joe Morford) with RBC.

(Joe Morford):                                           Thanks, good afternoon, guys.  Just first, I guess, as a follow-up to (Adam’s) on the Northern California problems - were these some of the - were any of these issues that you inherited in the Civic acquisition or are these more just loans that you’ve all originated over the years as you’ve been up here?

Frank Pekny:                                                   (Adam), sorry - (Joe), as you’d expect, yes.  Some of those loans come out of the Pacific portfolio, some out of the Civic portfolio, as well as our own originated.

(Joe Morford):                                           Okay.  My other question was just - if you could talk about the outlook for the margin.  I saw in the guidance that you have it in the range of 5 to 5.10.  Are you assuming a stable rate environment for that?  And if we did actually see rates go down from here, what kind of impact would that have, Frank?  Thanks.

Frank Pekny:                                                   Okay, (Joe), we are assuming a rather flat interest rate environment.  And we can hope and keep our fingers crossed for something happening with rising interest rates later on in the year.  But that’s - we’re really not holding out for that.

If rates do go down from here, we would see some compression.  There’s no question about that.  We don’t believe that it would be significant.  We went through great pains in the 10K to try to lay out what a downward movement might be for the organization.

And our belief is that while there’s a possibility for downward rates, the likelihood of significant downward movement isn’t something that we expect to happen.  So 25 or 50 basis points - we believe that’s manageable.

(Joe Morford):                                           Okay.  Thanks very much.

Operator:                                                                      Your next question comes from (Brock Vandervliet) with Lehman Brothers.

(Brock Vandervliet):              Thanks very much.  Hi, guys.  If you could just talk about the MBS (mortgage-backed securities) that you added this quarter - has that incrementally reduced your asset sensitivity at all?

Frank Pekny:                                                   Yes, it - hi, (Brock).  Yes, it would.  And as I pointed out, we are - we’re careful to - on what we buy there.  We’re not buying MBS with premiums.  We believe that the duration is in the timeframe I suggested.  Unfortunately in that timeframe, which is primarily 15-year paper, as I pointed out, you’re not going to get an awful lot of help from the standpoint of net interest income pick-up per se.  The yields are lower yields.

But on the other hand, we believe that things will pick up.  The economy will pick up.  And rates will help us going forward in the next period - the short period of time here.  And we don’t want to have a long duration portfolio of securities.  In fact, if you take a look again at the 10K, you’d see that the duration of our entire 2.5-plus billion-dollar portfolio is relatively short.

(Brock Vandervliet):              Okay.  And as a follow-up, just stepping back, looking at the last two quarters, you had a roughly $22 million increase in non-performing loans in Q4, $28 million in the first quarter here.  What’s - is this reflective of a new look at the loan portfolio?  Have you effectively captured all the deterioration that you see?  Or is this a harbinger of further ongoing and heavy weakness?

Russell Goldsmith:                     (Brock), you get an A for a good question.  I think that certainly we have, as I alluded to, been undergoing, since our new Chief Credit Officer joined us less than a year ago, as you would expect and as he was asked to do, a very thorough scrub-down of all of our portfolios, with an effort to anticipate, identify and deal with any credits that we saw as having the potential for problems.

We’d like to think that we’re aggressive about identifying potential problems.  And I think that that’s kind of a big factor in how we - on some of the numbers you alluded to.

But at the same time, the conditions that Frank and I spoke about in terms of the economy, the psychology, you and others on this call are well aware - particularly in Northern California, and really, if you break down our portfolios issues at the moment, a third of it is essentially old news.

We’ve been talking about the shared national credits for almost four years. The easy thing for us to have done three or four years ago would have been to take a huge charge-off, blow it out.  And we wouldn’t be sitting here talking about it today.  But we would have destroyed, needlessly in my view, some shareholder value.  And as you know, we didn’t do that.

So 1/3 of it is the last dregs of something that came out of the late ‘90’s.  A third of it is related to Northern California.  And so you can’t just ascribe that to aggressive credit control, but rather, as I said earlier, some continuing deterioration created by the ongoing weakness and pain inflicted in the Northern California economy. I think it would be foolish to attempt to call the bottom, although there are a number of people who think we’ve seen the bottom there.

When you look at what’s left, basically two points there - one is that if 1/3 of it is of the non-performing or whatever bracket you want to look at - but take non-performing.  A third of it is in our roughly $7 billion portfolio.  That’s extremely strong, out-performing-our-peers kind of measurement, if you were just to look at the rest of it.

So I think that’s grounds for encouragement and the fact that 90% of our assets are in Southern California.  The Southern California economy continues to do okay.  It’s not dramatically out-performing and certainly not though under-performing the best parts of the country.

And then, of course, we’ve got this perfect storm in aircraft that’s afflicting the industry.  Happily there, as Frank mentioned, we have an investment grade partial guarantor on each of these individual aircraft loans from the aircraft lessors.  And that’s a relatively unique set of facts, as well, and by the way, will not play itself out, I don’t think, in any short order, but is something we’ll work through, because these leases have various maturities and so forth.

So I think all in all - on the one hand, you can’t say that any bank ever reaches the end of anything.  But I think we continue to make good progress.  I think there will be further work to be done in each of these portfolios I’ve talked about this year.

We’ve obviously not changed the upper range of our guidance on the provision for the year.  And we have, as you know, a very strong reserve of 2.16%.  So all in all, I think we’re in solid shape for the credit issues that are there.

(Brock Vandervliet):              Okay, thank you.

Russell Goldsmith:                     Was that more than you wanted to know?

(Brock Vandervliet):              No, that’s excellent, thanks.

Russell Goldsmith:                     Thank you, (Brock).

Operator:                                                                      Your next question is from (Brian Harvey) with Fox-Pitt, Kelton.

(Brian Harvey):                                       Thank you.  Good afternoon.

Frank Pekny:                                                   Hi, (Brian).

(Brian Harvey):                                       Hi - just a couple of questions here.  Just - can you talk about what changed so significantly in Northern California this past quarter that would result in such a large increase in non-performing assets?  What didn’t you see or what couldn’t you tell early on that led to this performance?

And secondly, can you just kind of size the Northern California portfolio for us by product size maybe?

Frank Pekny:                                                   Well, I think with regard to your first question, (Brian), the - as you can appreciate, we bought - we’ve had Civic for about a year.  We’ve had Pacific for two years.

But in terms of looking at the deterioration that’s taken place, it’s more like the companies and the customers we have, working their way along and dealing with an economy that has been frankly getting weaker and weaker.  And sort of, as Russell pointed out, some people think it’s got to the bottom.  Others don’t.

But what we saw there - these are not companies, for the most part, that are directly tied to tech or are tied to the related companies that are involved with tech.  So - and they’re not companies that are in real estate per se, that have vacant capacity that they’re looking for someone to absorb that capacity.

They’re in businesses.  And some of those businesses - it’s taking a little bit of time.  We don’t believe that people have been not paying attention.  It’s more that the companies are working their way through what is a difficult situation.  And they’re beginning to see the stresses and strains of a weak economy - some of the construction activities, steel broker - some of these types of things, where things are beginning to slow down.

I wouldn’t - it’s a deteriorating set of facts and circumstances.  It’s not like we had zero and went up a lot.  But clearly the increase of approximately $13 million or $14 million in Northern California since year-end, it is centered in the kinds of loans that I’ve been talking about here.

With regard to Northern California in total, I think that portfolio is equally diversified as ours is down here in the C&I side.  We have less in the way of commercial real estate up there than we do have proportionately in the entire institution, primarily because of the banks that we purchased.

It’s very little or no construction up there at all.  And in the C&I category, as I say, you’ve got a diversified portfolio of a lot of different kinds of activities - a lot of different companies that are in different kinds of activities.

Cary Walker:                                                   Excuse me.  This is Cary Walker.  I’m sorry to interrupt.  We’ve just learned that our Web cast provider has informed us that they’re having technical problems with the online portion of our conference, as well as those of all of their other clients.

They’ve indicated that a replay of the Web cast will be made available in its entirety within the next hour or two at www.cnb.com, just as is noted in the news release.  And there it will be archived for the next two weeks.  Thank you.

Frank Pekny:                                                   (Brian).

(Brian Harvey):                                       Yes.

Frank Pekny:                                                   Did I get at answering your question?

(Brian Harvey):                                       Yes, I just have one follow-up question.  Are you likely to cover charge-offs this year?  Or is that not in the outlook that you provided here?

Frank Pekny:                                                   Do you mean through provisions that we projected?

(Brian Harvey):                                       Yeah.

Frank Pekny:                                                   Well, that’s a good question.  And obviously, our provisioning takes into consideration a lot of things, (Brian), including the charge-offs.  At the current time, you could see that we added a little over $5 million above the charge-

offs to the reserve, to the allowance, because we felt that all of the factors we’re looking at, including economic, would call for that to happen.

Our methodology, on the other hand, and taking all those factors into consideration, the circumstances which would allow us to not cover charge-offs would have to be an improving kind of an environment, economic and otherwise, and a decline in certain of the loans that we look at in that portfolio.

So it’s a good question.  I honestly don’t know the answer to it.  But right now, I’d say that we will be covering charge-offs.

Russell Goldsmith:                     I would add to that, that we would, in this kind of environment - and you can see it in the numbers that we’ve had over the last few years - that we would intend to have provisions cover charge-offs.  That’s certainly more than the case here in the first quarter.

It’s obviously, as you know, (Brian), also a function of recoveries.  I mean, we have a number of activities ongoing for collection and recovery, as well as working to place outside of our portfolio to other lenders - loans that are currently criticized or classified.  So there are a number of moving parts to it.

But when you look at our 2.16% reserve and the strength that we carry there, and the strength in, as I pointed out, roughly 7/8 of our total loan portfolio, certainly that would be our hope and intention.

(Brian Harvey):                                       Okay, thank you.

Operator:                                                                      Your next question comes from (Campbell Chaney), with Sanders, Morris & Harris.

(Campbell Chaney):                Hi.  I have a question with the airline portfolio.  I think roughly you mentioned that all the loans have partial guarantees with an investment grade lessor.  And I was wondering - can you give us, from an aggregate standpoint, how much coverage there are from these guarantees - from the investment grade companies?

Russell Goldsmith:                     This is a series of different transactions, different aircraft, with a different level of guarantee - and each one of these loans that relates to the aircraft, the age, the value and so on and so forth.  But I think it’s roughly in the aggregate maybe in the 30, 35% range of the total, which scales dramatically down.  Plus obviously, there is value in the aircraft themselves.

So obviously, the industry, as this group knows, is stressed to the level that nobody’s ever seen before.  We think having the investment grade guarantor is a very significant protective cushion for City National.

And we think again, as we’ve done in the syndicated area, rather than rushing to off-load something in that high stress environment, working as Frank said, collegially and constructively with very experienced, very skilled borrowers that we are cautiously optimistic that we can handle this over a period of time with an acceptable level of pain.

(Campbell Chaney):                Great.  That’s my question.  Thank you.

Operator:                                                                      Your next question comes from (Steve Scinicariello) with Essex Investment.

(Steve Scinicariello):            Hi, guys.  Just a couple quick ones - first off, just looking at the non-performers, is there any way you can give us some sort of sense to what type of level these things have been charged down to, just so we can get some sort of sense as to how adequate or over-reserved you might actually be in some of these things.  And then I just had a follow-up question.

Russell Goldsmith:                     (Steve), did he pronounce your name correctly?

(Steve Scinicariello):            Close enough.

Russell Goldsmith:                     Okay.  With regard to - this is going to be a generic kind of comment, because not every non-accrual loan necessarily has a charge-off associated with it.  But we do typically take a hit on many non-accrual loans going in.  And it’s going to vary.

It can vary from as low as 10 to 15, 20%.  And sometimes those loans can be taken - a more significant hit as they go in there.  So I can’t give you a specific dollar amount, because it’s going to vary.  And as I say, not every loan that goes into non-accrual does, in fact, take a hit.

(Steve Scinicariello):            Well, I was just mostly trying to get a sense of - if these Northern California loans and syndicated loans, especially that we’ve seen continue deterioration in, I’m just trying to get some sort of sense as to how much you’ve written down, what are the LPD’s, or what’s the coverage that you have or (unintelligible) try to get a sense that you said - you scrubbed it that much more with the new credit officer.  I’m just trying to get some sort of metric to grasp onto to see how much is actually priced in, that you’ve taken into account into making your reserve levels.

Frank Pekny:                                                   Well, let me jump…

(Steve Scinicariello):            I know what you’re saying.

Frank Pekny:                                                   Yeah, let me try to answer the question on the syndicated portfolio, because that’s where we have - actually have good experience.  And we reduced the balances in that syndicated portfolio rather dramatically this quarter.  And yet, essentially it was taken out at the book value with the very, very - we’re talking about nickels or dimes in the sense that we had a final adjustment on the loans we moved out.

So in that case, we look at market value for those credits when we put them in there.  We take a write-down on those credits.  And the adjustments required beyond that, I’d say, have been modest in moving those loans along.  That can range from 15 cents on the dollar, 10 cents on the dollar, 15 cents, all the way up to 30 cents on the dollar, depending upon the individual credit.

I will also go on to say that we’re moving credit today, because that portfolio has improved a little bit - that we’re moving some of those credits out at less than 5 cents or 4 cents discount.  So it really varies from time to time.

Russell Goldsmith:                     Which, by the way, to the point we made earlier, is the value of not flushing these through rapidly, but rather working it through.  And that’s a philosophy that’s consistent with what we do on the non-performing, as well.

(Steve Scinicariello):            Yes, that’s helpful.  And then just on the loan growth, like you know, you were - based your assumptions on kind of the current, very dire economic situation.  If we were to have some sort of economic stability, what could the loan growth be?

Russell Goldsmith:                     That’s a good question.  I think - first, I hope we haven’t communicated that it’s a very dire economic climate.  I think it’s been more of a climate of caution and of a sense by a lot of entrepreneurs that this is a good time to sit on the sidelines, whether it comes to switching banks or borrowing funds or investing.

But I think that if you look at the kind of loan growth that we had last year or the year before, that that’s probably a more normalized environment for us.  If you look at the guidance that we had put out at year-end, which was a more robust loan growth number, we…

Frank Pekny:                                                   Six to eight…

Russell Goldsmith:                     Six to eight percent was what was our best estimate on the assumption three months ago that our organization was operating on the best economic advice that we could see out there - that you were going to look at 2.5 to 3% growth and normal loan demand in that kind of environment, with a sense of rising expectations or rising confidence, rising growth.  The consensus three, four months ago was that we’d see 3.5, 4% national GDP growth.

So I think if this was a more positive normalized environment, I’d go back to the guidance of 6 to 8% loan growth.  And obviously, that had higher EPS projections.  Eight to ten percent was our EPS guidance three months ago.

But we felt the prudent thing to do was to revise guidance in this climate based on what’s happening on the ground right at this moment, because I said, I’m optimistic and hopeful that it’s going to be better than that.  But we’re going to run our business on the assumption that it continues this way.

Frank Pekny:                                                   (Steve), one thing that we talk about here and try to keep reminding ourselves is the fact that — all of us need to remember — we’re a business bank.  And as such, we don’t have the help that some of our other banking associates out there have, with regard to consumer portfolio and consumer growth.  And so you’re looking essentially at a business bank and a private bank.

And in light of the business environment out there, we’re 100% impacted by that, where other large institutions have the ability to offset that against different segments of their business and get a little bit of help from other places.

Russell Goldsmith:                     Right, and I would point out - we don’t - also don’t have big trading profits that we’ve thrown in here.  But we don’t think, in our case, that that would have been the prudent thing to do.

And while we do have a substantial mortgage portfolio, we hold our portfolio.  This is for clients essentially of the private bank, as well as some other clients of the bank.  It’s not something where we’re churning and securitizing, so that that obviously affects your ability to find quick pops in income in a climate where business confidence and capital spending are down.

(Steve Scinicariello):            Sounds good.  No, thanks very much.  I think, if anything, you guys definitely laid out a very conservative scenario, that I think you’re going to end up surprising us all on the up side.

Russell Goldsmith:                     We hope you’re right.

Frank Pekny:                                                   Thank you.

Operator:                                                                      Your next question comes from (Glenn Shapiro) with Sigma Capital.

(Glenn Shapiro):                                  Hello.

Frank Pekny:                                                   Hi.

(Glenn Shapiro):                                  Sorry.  My question was - obviously, it was a large increase.  And it sounds like you guys spent a lot of time just figuring out whether these should be - where these should be placed on a criticized list or in non-performing status.  And I’m wondering if a lot of the change and, I guess, doing the increased scrubbing was driven by regulators or auditors, or if it was just during your quarterly or yearly re-evaluation of these assets.

Russell Goldsmith:                     The answer is no, if - to the first part of your question.  This was really driven by intensive internal reviews by credit administration and our risk management - two departments, as well as our bankers themselves - going in, scrubbing back down, reevaluating.

Also remember, a lot of our clients are giving us year-end financials in the first quarter, since a lot of our clients are not public companies.  Overwhelmingly, our clients are not public companies.  So you’re getting financials at year-end.  And that, too, makes a difference.  So no, it’s not driven really by external eyes and ears.

(Glenn Shapiro):                                  Okay.  Great, thank you.

Russell Goldsmith:                     Thank you.

Operator:                                                                      Ladies and gentlemen, that’s all the time we have for questions.  I would now like to turn the conference over to Mr. Goldsmith for closing remarks.

Russell Goldsmith:                     Well, again, I want to thank all of you for taking the time to join us this afternoon.  I’m sure some of you will be headed home on the East Coast.  If you have any further questions, either today or tomorrow, Frank, Heng Chen, and I will certainly be available to you.

We look forward to speaking with you again.  We appreciate the support and interest of everybody on the call.  Thank you very much.

Frank Pekny:                                                   Thank you.

Operator:                                                                      Thank you, ladies and gentlemen, for your participation.  City National Corporation would like to remind our listeners that this call contained forward-looking statements about the Company, for which the Company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform of 1995.

Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition and as a result of operations, business and earnings outlook.

These forward-looking statements are subject to risk and uncertainties.  A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements.

These factors include changes in interest rates, significant changes in banking laws or regulations, increased competition in the Company’s market, higher than expected credit losses, earthquake or other natural disasters impacting the condition of real estate collateral, the effect of acquisitions and integration of acquired businesses, unanticipated changes in regulatory, judicial or legislative tax treatment of business transactions, unknown economic impacts caused by the State of California’s budget shortfall, and economic uncertainties created by worldwide political and social unrest, hostilities and military action, terrorist attacks, and related events.

Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability.  Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways, including decreased demand for our products and services and increased credit losses.

Likewise, changes in deposit interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels.  Forward-looking statements speak only as of the date they are made.  And the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update events - earnings guidance, including the factors that influence earnings.

For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10K for the year ended December 31, 2002, and particularly the section of Management’s Discussion and Analysis therein titled “Cautionary Statement for Purposes of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.”

Thank you for your participation.  You may now disconnect.

END